EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Telescape USA, Inc.
Texas

Telereunion, Inc.
Delaware

Vextro de Mexico S.A. de C.V.
Mexico City, Mexico

Telescape de Mexico S.A. de C.V.
Mexico City, Mexico

M.S.N. Communications, Inc.
California

TSCP International, Inc.
Texas

INTERLINK Communications, Inc.
Delaware

Telereunion de Mexico S.A. de C.V.
Mexico City, Mexico

Telereunion International S.A. de C.V.
Mexico City, Mexico